Exhibit 10.43

[HomeAway Logo]

Mariano Dima

40 Antrobus Road

Chiswick, London W4 5HZ

United Kingdom

Wednesday, June 25, 2014

Position of Chief Marketing Officer

I am delighted to offer you the position of Chief Marketing Officer for HomeAway UK Ltd subject to the conditions below. The position is based in Victoria, London and reports to the Chief Executive Officer, Brian Sharples. However, the CEO will delegate responsibility for certain issues to the President (currently Brent Bellm) who will have approval authority on certain items unless vetoed by the CEO. This offer is subject to satisfactory employment references and identity, financial and basic criminal record checks

Please find below the details of the position:

Base Salary:	£235,294 per annum paid monthly in arrears by bank transfer. To be reviewed annually thereafter.

Discretionary Bonus:	Target bonus of 60% of annual salary depending on company performance at the discretion of the Compensation Committee. Your bonus will be effective on the first day of the working quarter following your date of hire, or on your date of hire if you are hired on the first working day of the quarter. The Company reserves the right not to pay a bonus.

Sign on Bonus:	You will receive a signing bonus of £176,471, less all applicable withholdings, which will be payable in two separate payments of £88,235.50 each, The first payment of £88,235.50 will be paid upon the first monthly payroll following your start date. The second payment of £88,235.50 will be paid on the monthly payroll following the six (6) month anniversary of your start date. In the event that you terminate your employment with the Company for any reason whatsoever before the first anniversary of this Agreement, or your employment is terminated by the Company for “cause” (as defined in your Employment contract) before the first anniversary of this Agreement, you will repay the total amount of the signing bonus (net of taxes), pro-rated based upon full months of service that were not completed prior to the first anniversary of this Agreement.

Other Benefits:	Healthcare scheme, Executive Pension plan, Life Insurance, Income Protection, Cyclescheme, Enhanced maternity and paternity leave, Enhanced Sickness Pay, Travel to Work scheme, Childcare vouchers, contribution towards Eyesight test/glasses

HomeAway UK Ltd - 25th floor, Portland House, Cardinal Place - London SW1E 5RS

HomeAway UK Limited - Registered no. 3152676 - Vat no. 673 2533 34

Car Allowance	You will receive a monthly car allowance of £1,000, less all applicable withholdings.

Probation Period:	Six months during which the notice period by either you or the Company is one month. The Company reserves the right, at its sole discretion, to pay salary in lieu of notice.

Holiday Entitlement:	25 days per annum plus public holidays,

Stock Option / RSU:

Subject to approval by the Compensation Committee of the Company’s Board of Directors, you will be eligible to receive an option to purchase 78,571 shares of the Company’s Common Stock (the “Option”) and a grant of restricted stock units for 52,902 shares of the Company’s Common Stock (the “RSUs,” and together with the Option, the “Awards”). The exercise price of the Option will be the closing price of the Company’s Common Stock on Nasdaq (the “Fair Market Value”) on the date of grant. The RSUs shall be valued based on the Fair Market Value on each vesting date. The terms and conditions of the Awards will be more fully described in the 2011

Equity Incentive Plan and the agreements governing the Awards and the Awards will be subject to your acceptance of such Plan and agreements.

Hours of Work:	Hours are 09.00 - 17.30 (40 hours per week) plus any additional hours that are necessary to ensure the continued operation of HomeAway UK Ltd systems.

Start Date:	Your anticipated start date is 8th September 2014.

Notice Period:	After the probation period written notice of 6 months by you or the Company.

Conditional Provisions:	This offer of employment is conditional upon the following:

1.      You must sign and return, with the enclosed signed copy of this letter, the completed “Acceptance of Offer and Consent for Background Checks”. We will then commence the pre-employment checks in accordance with the Background Check-Employee Screening policy (copy attached). Upon the commencement of your employment you will need to sign Contract of Employment;

2.      By accepting employment with the Company, or performing the duties of your employment, you will not be in breach of any agreements with or obligations owed by you to any third party. By entering into employment with the Company you undertake to indemnify the Company against all claims, costs, damages and expenses which the Company may incur in connection with any claim that you were or not so at liberty.

3. You must provide us with a valid UK working visa or any document proving your right to work in the UK.

4. You must sign and return this offer of employment within the following 10 days of receiving it.

HomeAway UK Ltd - 25th floor, Portland House, Cardinal Place - London SW1E 5RS

HomeAway UK Limited - Registered no. 3152676 - Vat no. 673 2533 34

In addition to the terms set out above and in the enclosed documents, the general terms and conditions of employment as set out in the Company’s Policies, as amended from time to time, will apply to your employment.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to Lori Knowiton, Chief People Officer lknowiton@homeaway.com

Yours sincerely,

/s/ Carl Shepherd
Carl Shepherd Chief Strategy & Development Officer

[HomeAway Logo]

Acceptance of Offer and Consent for Background Checks

I accept the above position on the terms set out above and I am able to start on the following date

Date	9-Jul-14

I understand that the employment offer made to me is subject to the receipt of satisfactory References and Background checks by HomeAway UK Limited or Owners Direct Holiday Rentals ltd (“HomeAway”) in accordance with the Background Check/Employee Screening Policy.

I confirm that I have been given a copy of the policy consent to these checks being undertaken.

Full legal name	Mariano Dima

Title (Mr/Mrs/Dr)	Mr

Email address	marianodima@yahoo.com

Signed	/s/ Mariano Dima

Date	9-Jul-14

Documents to be provided

(Please refer to the list of Acceptable Document in the Background Checking/Employee Screening policy)

Proof of identity

Proof of address

HomeAway UK Ltd - 25th floor, Portland House, Cardinal Place - London SW1E 5RS

HomeAway UK Limited - Registered no. 3152676 - Vat no. 673 2533 34